UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2012

Motricity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 108th Avenue Northeast Suite 800 Bellevue, WA 98004
(Address of principal executive offices and zip code)

(425) 957-6200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2012, Motricity, Inc. (the "Company" or "Motricity") amended the terms of its $20 million term loan from High River Limited Partnership dated September 16, 2011 as amended by entering into an amended and restated promissory note (the "Term Loan") and an amended and restated security agreement. In connection with this, mCore International, Inc. and Motricity Canada Inc., two of the Company's subsidiaries, agreed to guarantee the Company's obligations under the Term Loan and Motricity Canada Inc. entered into security agreement covering certain of its assets. The Term Loan, which is secured by a first lien on substantially all of the Company's assets, accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance. The principal amount of $20.8 million reflects the capitalized interest since September 16, 2011. The maturity date for the Term Loan was extended from June 14, 2012 to August 28, 2013 and provides High River Limited Partnership with a right to accelerate the repayment of the Term Loan if the Company experiences an ownership change (within the meaning of Section 382 of the United States Internal Revenue Code of 1986 as amended) that results in a substantial limitation on the Company's ability to use its net operating losses and related tax benefits, other than ownership changes resulting from certain trading activities by High River Limited Partnership or its affiliates, or if shares of any of the Company's preferred stock that it may issue become redeemable at the option of the holders or if the Company is required to pay the liquidation preference for such shares.

Subject to certain exceptions, the Term Loan restricts, among other things, the Company's ability to incur indebtedness, create or permit liens on the Company's assets, declare or pay dividends and certain other restricted payments, or enter into certain extraordinary transactions. Subject to certain limited exceptions, the Term Loan is subject to mandatory prepayment (without premium or penalty) from the net proceeds of corporate transactions, including dispositions of assets outside of the ordinary course of business or the issuance of additional debt or equity securities (other than securities that may be issued in the Company's proposed rights offering). The Company may prepay the loan in whole or in part at any time without premium or penalty.

High River Limited Partnership is beneficially owned by Carl C. Icahn, a beneficial holder of approximately 16.6% of the Company's outstanding shares. Brett C. Icahn, a director of the Company, is the son of Carl C. Icahn, and Hunter C. Gary, a director of the Company, is married to Carl C. Icahn's wife's daughter. The amendment to the Company's agreement with High River Limited Partnership was unanimously approved by a committee of disinterested directors of the Company's Board of Directors on the basis that the terms of the Term Loan as amended were no less favorable than those that would have been obtained from an independent third party.

Item 2.02. Results of Operations and Financial Condition.

On March 1, 2012, the Company issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2011. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Limitation on Incorporation by Reference. The information furnished in this Item 2.02, including the press release attached hereto as Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in the press release attached as an exhibit hereto, the press release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated March 1, 2012 of Motricity, Inc. announcing its financial results for the fourth quarter and year ended December 31, 2011.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Motricity, Inc. (Registrant)
March 1, 2012 (Date)	By:	/s/ JAMES R. SMITH, JR. James R. Smith, Jr. President and Interim Chief Executive Officer